PORTFOLIO MANAGEMENT AGREEMENT

For The Value Equity Portfolio

AGREEMENT made this 11th day of February 2020, between Echo Street Capital Management LLC, a limited liability company organized under the laws of the State of Delaware (“Portfolio Manager”), and HC Capital Trust, a Delaware statutory trust (“Trust”).

WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), that offers several series of shares of beneficial interests representing interests in separate investment portfolios; and

WHEREAS, the Trust desires to retain Portfolio Manager to provide a continuous program of investment management to that portion of the assets of The Value Equity Portfolio of the Trust (“Portfolio”) that may from time to time be allocated to it by, or under the supervision of, the Trust’s Board of Trustees (“Board,” and each member thereof, “Trustee”), and Portfolio Manager is willing, in accordance with the terms and conditions hereof, to provide such services to the Trust;

NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:

1. Appointment of Portfolio Manager. The Trust hereby retains Portfolio Manager to provide the investment services set forth herein, and Portfolio Manager agrees to accept such appointment. In carrying out its responsibilities under this Agreement, Portfolio Manager shall at all times act in accordance with this Agreement, the investment objectives, policies and restrictions applicable to the Portfolio, as set forth in the then current Registration Statement of the Trust, applicable provisions of the Investment Company Act and the rules and regulations promulgated thereunder and other applicable federal securities laws.

2. Duties of Portfolio Manager. (a) Portfolio Manager shall provide a continuous program of investment management for that portion of the assets of the Portfolio (“Account”) that may from time to time be allocated to it by, or under the supervision of, the Board, as indicated in writing by an authorized officer of the Board. It is understood that the Account may consist of all, a portion of, or none of the assets of the Portfolio, and that the Board and/or HC Capital Solutions (a division of Hirtle Callaghan & Co., LLC), the Trust’s investment adviser (the “Adviser”), has the right to allocate and reallocate such assets to the Account at any time, and from time to time, upon such notice to Portfolio Manager as may be reasonably necessary, in the view of the Trust, to ensure orderly management of the Account or the Portfolio. Portfolio Manager’s responsibility for providing portfolio management services to Portfolio shall be limited to the Account.

(b) Subject to the general supervision of the Trust’s Board and the Adviser, Portfolio Manager shall have sole investment discretion with respect to the Account, including investment research, selection of the securities and other investments to be purchased and sold and the portion of the Account, if any, that shall be held uninvested, and the selection of brokers, dealers and swap counterparties through which transactions in the Account shall be executed. Portfolio Manager shall not consult with any other portfolio manager of the Portfolio concerning transactions for the Portfolio in securities or other assets. Specifically, and without limiting the generality of the foregoing, Portfolio Manager agrees that it will:

(i) advise the Portfolio’s designated custodian bank and administrator or accounting agent (each as set forth in the current Registration Statement of the Trust, unless otherwise notified in writing by the Trust in accordance with Section 11) on each business day of each purchase and sale, as the case may be, made on behalf of the Account, specifying the name and quantity of the security or other investment instrument purchased or sold, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, the identity of the effecting broker, dealer or swap counterparty and/or such other information, and in such manner, as may from time to time be reasonably requested by the Trust;

(ii) maintain all applicable books and records with respect to the transactions of the Account. Specifically, Portfolio Manager agrees to maintain with respect to the Account those records required to be maintained under Rule 31a-1(b)(1), (b)(5) and (b)(6) under the Investment Company Act with respect to transactions in the Account including, without limitation, records that reflect securities or other investment instruments purchased or sold in the Account, showing for each such transaction, the name and quantity of securities or other investment instruments, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, and the identity of the effecting broker or dealer. Portfolio Manager will preserve such records in the manner and for the periods prescribed by Rule 31a-2 under the Investment Company Act. Portfolio Manager acknowledges and agrees that all records it maintains for the Trust are the property of the Trust, and Portfolio Manager will surrender promptly to the Trust any such records upon the Trust’s request. The Trust agrees, however, that Portfolio Manager may retain copies of those records that are required to be maintained by Portfolio Manager under federal or state regulations to which it may be subject or are reasonably necessary for purposes of conducting its business;

(iii) provide, in a timely manner, such information as may be reasonably requested by the Trust or its designated agents in connection with, among other things, the daily computation of the Portfolio’s net asset value and net income, preparation of proxy statements or amendments to the Trust’s registration statement and monitoring investments made in the Account to ensure (A) compliance with the various limitations on investments applicable to the Portfolio under the Investment Company Act and (B) that the Portfolio will continue to qualify for the special tax treatment accorded to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and

(iv) render regular reports to the Trust concerning the performance by Portfolio Manager of its responsibilities under this Agreement. In particular, Portfolio Manager agrees that it will, at the reasonable request of the Board or Adviser, attend meetings of the Board or its validly constituted committees and will, in addition, make its officers and employees available to meet with the officers and employees of the Trust or Advisor upon reasonable notice, to review the investments and investment program of the Account.

(d) Portfolio Manager shall vote the proxies solicited by the issuers of securities in which assets of the Account are managed by Portfolio Manager in accordance with the Trust’s proxy voting procedures and Portfolio Manager’s proxy voting procedures adopted pursuant to Rule 206(4)-6 under the Advisers Act and other applicable laws. Portfolio Manager may, in its discretion, use proxy voting services. The Trust and Portfolio Manager agree that only Portfolio Manager will exercise “investment discretion” with respect to the assets of the Account within the meaning of Section 13(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Portfolio Manager shall be responsible for filing any required reports pursuant to Section 13(f) and the rules thereunder. In addition, the Trust and Portfolio Manager agree that only Portfolio Manager will exercise “voting power” and “investment power” with respect to the assets of the Account within the meaning of Rule 13d-3 under the Exchange Act and Portfolio Manager shall be responsible for filing reports pursuant to Sections 13(d) and 13(g) of the Exchange Act and the rules and regulations thereunder.

(e) Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Account or to advise or take any action with respect to any litigation shall remain with the Trust, and Portfolio Manager shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of the Account. However, Portfolio Manager shall reasonably consult with the Trust’s requests in this regard.

(f) The investment management services provided by Portfolio Manager under this Agreement are not to be deemed exclusive. The Trust acknowledges that this may create various conflicts of interest, including, but not limited to, conflicts with respect to Portfolio Manager’s time devoted to managing the Account and the allocation of investment or disposition opportunities among accounts (including the Account) managed by Portfolio Manager. Subject to Portfolio Manager’s fiduciary duties in respect of the Account and applicable law, nothing in this Agreement restricts Portfolio Manager or any of its members, officers, employees, agents, affiliates and representatives (collectively, the “Affiliated Parties”) from engaging in and devoting time and attention to other businesses or to render services of whatever kind or nature, including buying, selling or trading in any securities for its or their own accounts, and nothing in this Agreement confers upon Portfolio Manager any obligation to acquire (or dispose) for the Trust a position in any security which Portfolio Manager or any Affiliated Party may acquire (or dispose) for their own accounts or for the account of any other client if, in the reasonable discretion of Portfolio Manager, it is not feasible or desirable to acquire (or dispose) a position in such security for the Trust. The Trust understands and acknowledges that (i) Portfolio

Manager may give advice and take action with respect to any of its other clients that may differ from advice given or the timing or nature of action taken with respect to the Account; and (ii) the Affiliated Parties, through other investments, may also have positions that are opposite to, or otherwise may be contrary to, positions held by the Account. The Trust understands and acknowledges that Portfolio Manager may currently and in the future advise private investment funds and/or managed accounts with investment objectives, strategies, fees and/or terms that are substantially similar to or different from its existing clients.

3. Portfolio Transaction and Brokerage. In placing orders for portfolio securities with brokers and dealers, Portfolio Manager shall seek to execute securities transactions on behalf of the Account in such a manner that the total cost or proceeds in each transaction is the most favorable under the circumstances. Portfolio Manager may, however, in its discretion, direct orders to brokers that provide to Portfolio Manager research, analysis, advice and similar services, and Portfolio Manager may cause the Account to pay to those brokers a higher commission than may be charged by other brokers for similar transactions, provided that Portfolio Manager determines in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of Portfolio Manager to the Account and any other accounts with respect to which Portfolio Manager exercises investment discretion, and provided further that such practice is subject to review by the Board. Portfolio Manager shall not execute any portfolio transactions for the Trust with a broker or dealer which is an “affiliated person” of the Trust or Portfolio Manager, including any other investment advisory organization that may, from time to time act as a portfolio manager for the Portfolio or any of the Trust’s other Portfolios, except as permitted under the Investment Company Act and rules promulgated thereunder. The Trust shall provide a list of such affiliated brokers and dealers to Portfolio Manager and will promptly advise Portfolio Manager of any changes in such list.1

4. Expenses and Compensation. (a) Portfolio Manager shall not be liable for any expenses of the Portfolio or the Trust, including, without limitation: (i) brokerage and custodial fees, commissions and handling charges, transfer fees, registration costs and other expenses and fees reasonably related to the purchase, sale, preservation or transmittal of Account assets in accordance with this Agreement, including any portion of such commissions attributable to research and brokerage services; (ii) taxes payable in relation to all transactions, assets, income and profits with respect to the Account; and (iii) any similar costs and investment-related expenses arising out of transactions effected on behalf of the Account. Notwithstanding the foregoing, Portfolio Manager shall bear its own operating and overhead expenses attributable to the provision of its investment management services, as well as all travel and related expenses.

(b) Subject to the foregoing, the actual fee that Portfolio Manager shall be entitled to receive from the Portfolio shall be calculated daily and payable monthly in arrears, at the annual rate of 0.75% of the first $50 million of Combined Assets; 0.60% of the next $50 million of Combined Assets; 0.50% of the next $100 million of Combined Assets; and 0.45% of Combined Assets in excess of $200 million. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. For purposes of this Agreement “Combined Assets” shall mean the sum of the net assets of (i) the Account and (ii) any other assets of the Trust managed by Portfolio Manager. For avoidance of doubt, Trust assets will be valued in accordance with the Trust’s Procedures for Determining Net Asset Value for the Trust.

5. Limitation of Liability and Indemnification. (a) Portfolio Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Trust in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption or sale of any security or other investment by the Portfolio, except a loss to the Account resulting from willful misfeasance, bad faith or gross negligence on the part of Portfolio Manager in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 5(a), the term “Portfolio Manager” shall include any affiliates of Portfolio Manager, and the partners, shareholders, directors, officers and employees of Portfolio Manager and such affiliates.

(b) Notwithstanding the foregoing, Portfolio Manager expressly agrees that the Trust may rely upon: (i) the information set forth in Portfolio Manager’s current Form ADV; or (ii) information provided, in writing, by Portfolio Manager to the Trust in accordance with Section 8 of this Agreement or otherwise to the extent such information was provided by Portfolio Manager for the purpose of inclusion in SEC Filings, as hereinafter defined, provided that a copy of each SEC Filing is provided to Portfolio Manager: (A) at least 10 business days prior to the date on which it

[1]	NTD: To discuss the current list of affiliated brokers and dealers.

will become effective, in the case of a registration statement; (B) at least 10 business days prior to the date upon which it is filed with the SEC in the case of any Trust shareholder report or proxy statement; or (C) at least 10 business days prior to first use, in the case of any other SEC Filing. For purposes of this Section 5, “SEC Filings” means the Trust’s registration statement and amendments thereto and any periodic reports relating to the Trust and its Portfolios that are required by law to be furnished to shareholders of the Trust and/or filed with the SEC.

(c) Portfolio Manager agrees to indemnify and hold harmless the Trust from any claims, liabilities and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), to the extent that such Losses arise out of any untrue statement of a material fact contained in an SEC Filing or the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading, if such statement or omission was made in reliance upon Portfolio Manager’s then current Form ADV or written information furnished by Portfolio Manager for the purpose of inclusion in such SEC Filing, provided that a copy of each SEC Filing was provided to Portfolio Manager: (i) at least 10 business days prior to the date on which it will become effective, in the case of a registration statement; (ii) at least 10 business days prior to the date upon which it is filed with the SEC in the case of any Trust shareholder report or proxy statement; or (iii) at least 10 business days prior to first use, in the case of any other SEC Filing. As used Sections 5(c) and 5(d), the term “Trust” shall include the Trust, the Adviser and each of their affiliates, and the Trustees, partners, shareholders, directors, officers and employees of the Trust, the Adviser and such affiliates.

(d) In the event that a legal proceeding is commenced against the Trust on the basis of claims for which Portfolio Manager would, if such claims were to prevail, be required to indemnify the Trust pursuant to Section 5(c) above, Portfolio Manager will, at its expense, provide such assistance as the Trust may reasonably request in preparing the defense of the such claims (including by way of example making Portfolio Manager’s personnel available for interview by counsel for the Trust, but specifically not including retention or payment of counsel to defend such claims on behalf of the Trust); provided that Portfolio Manager will not be required to pay any Losses of the Trust except to the extent it may be required to do so under Section 5(c) above.

(e) The indemnification obligations set forth in Section 5(c) shall not apply unless upon receipt by the Trust or its associated persons of any notice of the commencement of any action or the assertion of any claim to which the indemnification obligations set forth in Section 5(c) may apply, the Trust notifies Portfolio Manager, within 30 days and in writing, of such receipt and provides to Portfolio Manager the opportunity to participate in the defense and/or settlement of any such action or claim. Further, Portfolio Manager will not be required to indemnify any person under this Section 5 to the extent that Portfolio Manager relied upon statements or information furnished to Portfolio Manager, in writing, by any officer, employee or Trustee, or by the Trust’s custodian, administrator or accounting agent or any other agent of the Trust, in preparing written information provided to the Trust and upon which the Trust relied in preparing the SEC Filing(s) in question.

(f) Neither Portfolio Manager nor any of its Affiliated Parties shall be liable for: (i) any acts of any other portfolio manager to the Portfolio or the Trust with respect to the portion of the assets of the Portfolio or the Trust not managed by Portfolio Manager; (ii) the conduct of the Trust (or any entity unaffiliated with Portfolio Manager and acting on the Trust’s behalf) or (iii) acts of Portfolio Manager which result from acts of the Trust, including, but not limited to, a failure of the Trust to provide accurate and current information with respect to the investment objectives, policies, or restrictions applicable to the Portfolio, actions of the Board, or any records maintained by Trust or any other portfolio manager to the Portfolio. The Trust agrees that, to the extent the Portfolio Manager complies with the investment objectives, policies, and restrictions applicable to the Portfolio as provided to Portfolio Manager by the Trust, and with laws, rules, and regulations applicable to the Portfolio in the management of the assets of the Portfolio specifically committed to management by the Portfolio Manager, without regard to any other assets or investments of the Portfolio, Portfolio Manager will be conclusively presumed for all purposes to have met its obligations under this Agreement to act in accordance with the investment objectives, policies, and restrictions applicable to the Portfolio and with laws, rules, and regulations applicable to the Portfolio, it being the intention that for this purpose the assets committed to management by the Portfolio Manager shall be considered a separate and discrete investment portfolio from any other assets of the Portfolio. Without limiting the generality of the foregoing, Portfolio Manager will have no obligation to inquire into, or to take into account, any other investments of the Portfolio in making investment decisions under this Agreement.

(g) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5 shall not be construed so as to provide for the exculpation or indemnification of any party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on parties that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law.

(h) The provisions of this Section 5 shall survive termination of this Agreement.

6. Duration, Termination and Amendments. (a) This Agreement shall become effective as of the date first written above and shall continue in effect thereafter for two (2) years. This Agreement shall continue in effect from year to year thereafter for so long as its continuance is specifically approved, at least annually, by: (i) a majority of the Board or the vote of the holders of a majority of the Portfolio’s outstanding voting securities; and (ii) the affirmative vote, cast in person at a meeting called for the purpose of voting on such continuance, of a majority of those members of the Board who are not “interested persons” of the Trust or any investment adviser to the Trust (“Independent Trustees”).

(b) This Agreement may be terminated by the Trust or by Portfolio Manager at any time and without penalty upon sixty (60) days written notice to the other party, which notice may be waived by the party entitled to it. This Agreement shall terminate upon its assignment.

(c) This Agreement may not be amended except by an instrument in writing and signed by the party to be bound thereby provided that if the Investment Company Act requires that such amendment be approved by the vote of the Board, the Independent Trustees and/or the holders of the Trust’s or the Portfolio’s outstanding shareholders, such approval must be obtained before any such amendment may become effective.

(d) For purposes of this Agreement, the terms “majority of the outstanding voting securities,” “assignment” and “interested person” shall have the meanings set forth in the Investment Company Act.

7. Confidentiality; Use of Name. (a) Portfolio Manager and the Trust acknowledge and agree that during the term of this Agreement the parties may have access to certain information that is proprietary to the Trust or Portfolio Manager, respectively (or to their affiliates and/or service providers), and that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The parties agree that their respective officers and employees shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information and will not use or disclose information contained in, or derived from such Confidential Information for any purpose other than in connection with the carrying out of their responsibilities under this Agreement and the management of the Trust’s assets, provided, however, that this shall not apply in the case of information: (i) that is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; (ii) rightfully received from another party prior to its receipt from the disclosing party; (iii) that is independently developed by the receiving party without reliance upon or use of any Confidential Information; and (iv) disclosures required by law or requested by any regulatory authority that may have jurisdiction over Portfolio Manager or the Trust, as the case may be, in which case such party shall provide the disclosing party with written notice and request such confidential treatment of such information as may be reasonably available. In addition, each party shall use its reasonable efforts to ensure that its agents or affiliates who may gain access to such Confidential Information shall be made aware of the proprietary nature and shall likewise treat such materials as confidential.

(b) It is acknowledged and agreed that the names “Hirtle Callaghan,” “Hirtle Callaghan Chief Investment Officers” (which is a registered trademark of Hirtle Callaghan & Co., LLC (“HCC”)), “HC Capital” and any derivative of any of them, as well as any logo that is now or shall later become associated with such names (collectively, “HC Marks”), are valuable property of HCC and that the use of the HC Marks, or any one of them, by the Trust or its agents is subject to the license granted to the Trust by HCC. Portfolio Manager agrees that, other than for the purpose of complying with regulatory requirements, it will not use any HC Mark without the prior written consent of the Trust and that HCC and its affiliates own and will retain all right, title and interest in and to the HC Marks.

(c) Portfolio Manager’s prior written approval, which shall not be unreasonably withheld, shall be required with respect to the use of the “Echo Street Capital Management LLC” and “Echo Street GoodCo Select” names and the Echo Street Capital mark and any derivative of them, as well as any logo that is now or shall later become associated with such names (collectively, “Echo Street Marks”) for the purpose of display in the Trust’s or Advisor’s marketing materials and sales literature. The Trust and its agents shall not place or depict the Echo Street Marks in any manner that would tend to denigrate, disparage, tarnish, dilute, misrepresent or otherwise adversely affect or take advantage of such Echo Street Marks. The Trust and its agents acknowledge that Portfolio Manager and its affiliates own and will retain all right, title and interest in and to the Echo Street Marks. Furthermore, Portfolio Manager consents to use of its performance data, biographical data and other pertinent data by the Trust and Advisor for use in marketing and sales literature.

(d) The provisions of this Section 7 shall survive termination of this Agreement.

8. Representation, Warranties and Agreements of Portfolio Manager. Portfolio Manager represents and warrants that:

(a) (i) It is duly organized, validly existing and in good standing under the laws of the State of Delaware in the United States, (ii) has full power and authority to enter into this Agreement and (iii) that this Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding agreement, enforceable against Portfolio Manager in accordance with its terms.

(b) The execution, delivery and performance of this Agreement by it, including the transactions and agreements which Portfolio Manager is authorized to enter into on behalf of the Account in accordance with the terms of this Agreement, will not violate or be in conflict with, result in a breach of or constitute a default under, the constituent documents of Portfolio Manager, or any law, rule, regulation, order or judgment to which Portfolio Manager is a party or by which it or its properties, assets or rights is bound or affected, and no governmental or other notice or consent is required in connection with the execution, delivery or performance of this Agreement by Portfolio Manager.

(c) It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), it will maintain such registration in full force and effect and will promptly report to the Trust, concurrently with its other similarly situated clients, the commencement of any formal proceeding that the Portfolio Manager determines is reasonably likely to have a material adverse effect on the Portfolio Manager’s ability to perform its duties or obligations hereunder.

(d) Portfolio Manager understands that the Trust is subject to various regulations under the Investment Company Act which require that the Board review and approve various procedures adopted by portfolio managers and may also require disclosure regarding the Board’s consideration of these matters in various documents required to be filed with the SEC. Portfolio Manager represents that it will, upon reasonable request of the Trust, provide to the Trust information regarding all such matters including, but not limited to, codes of ethics required by Rule 17j-1 under the Investment Company Act and compliance procedures required by Rule 206(4)-7 under the Investment Advisers Act, as well as certifications that, as contemplated under Rule 38a-1 under the Investment Company Act, Portfolio Manager has implemented a compliance program that is reasonably designed to prevent violations of the federal securities laws by Portfolio Manager with respect to those services provided pursuant to this Agreement. Portfolio Manager acknowledges that the Trust may, in response to laws, regulations or recommendations issued by the SEC or other regulatory agencies, from time to time, request additional information and Portfolio Manager agrees that it will respond to the Trust’s reasonable requests in this area.

(e) Upon the request of the Trust, Portfolio Manager shall promptly supply the Trust with any information concerning Portfolio Manager and its stockholders, employees and affiliates that the Trust may reasonably require in connection with the Trust’s preparation of its registration statements, proxy materials, reports and other documents required, under applicable state or federal laws, to be filed with state or federal agencies and/or provided to shareholders of the Trust, subject to any confidentiality obligations incumbent on Portfolio Manager.

(f) Portfolio Manager is not currently the subject of and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(g) Portfolio Manager is hereby expressly put on notice of the limitations of shareholder and Trustee liability set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Portfolio. Portfolio Manager further agrees that it will not seek satisfaction of any such obligations from the shareholders, Board, Trustees, officers, employees or agents of the Trust.

(h) Portfolio Manager further covenants that it will promptly notify the Trust in the event that any of Portfolio Manager’s representations or warranties contained in this Agreement are no longer true or fulfilled.

9. Representation, Warranties and Agreements of the Trust. (a) The Trust represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the State of Delaware in the United States, (ii) it has full power and authority to enter into this Agreement and (iii) this Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding agreement, enforceable against the Trust in accordance with its terms.

(b) The Trust represents and warrants that the execution, delivery and performance of this Agreement by it, including the transactions and agreements which Portfolio Manager is authorized to enter into on behalf of the Account in accordance with the terms of this Agreement, will not violate or be in conflict with, result in a breach of or constitute a default under, the constituent documents of the Trust, or any law, rule, regulation, order or judgment to which the Trust is a party or by which it or its properties, assets or rights is bound or affected, and no governmental or other notice or consent is required in connection with the execution, delivery or performance of this Agreement by the Trust.

(c) The Trust represents and warrants that Advisor is registered as an investment adviser under the Investment Advisers Act. The Trust will promptly report to Portfolio Manager the commencement of any formal proceeding against the Trust or Advisor that the Trust determines is reasonably likely to have a material adverse effect on the Trust’s or Advisor’s ability to perform its duties or obligations related to this Agreement.

(d) The Trust agrees that, to the extent any action is taken by the Trust with respect to the Trust’s investment objectives, strategies, policies and restrictions or relevant provisions of the Trust’s registration statement as it relates to the services provided by Portfolio Manager to the Trust, the Trust will use commercially reasonable efforts to ensure that Portfolio Manager is afforded a reasonable period during which to implement any such change.

(e) The Trust further covenants that it will promptly notify Portfolio Manager in the event that any of the Trust’s representations or warranties contained in this Agreement are no longer true or fulfilled.

10. Status of Portfolio Manager. The Trust and Portfolio Manager acknowledge and agree that the relationship between Portfolio Manager and the Trust is that of an independent contractor and under no circumstances shall any employee of Portfolio Manager be deemed an employee of the Trust or any other organization that the Trust may, from time to time, engage to provide services to the Trust, its Portfolios or its shareholders. The parties also acknowledge and agree that nothing in this Agreement shall be construed to restrict the right of Portfolio Manager or its affiliates to perform investment management or other services to any person or entity, including without limitation, other investment companies and persons who may retain Portfolio Manager to provide investment management services and the performance of such services shall not be deemed to violate or give rise to any duty or obligations to the Trust.

11. Counterparts and Notice. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original. Any notice required to be given under this Agreement shall be deemed given when received, in writing addressed and delivered, by certified mail, by hand or via overnight delivery service as follows:

If to the Trust:

HC Capital Trust

300 Barr Harbor Drive, Suite 500

West Conshohocken, PA 19428

Attention: General Counsel

If to Portfolio Manager:

Echo Street Capital Management LLC

10 E. 53rd Street, 32nd Floor

New York, NY 10022

Attention: General Counsel

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the State of Delaware provided that nothing herein shall be construed as inconsistent with the Investment Company Act or the Investment Advisers Act. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, of the parties in connection therewith. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

13. Form ADV. The Trust acknowledges receipt of Part 2 of Portfolio Manager’s Form ADV, copies of which have been provided to the Board.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

ATTEST:	Echo Street Capital Management LLC

	By:	/s/ Kelly Skura

ATTEST:	HC Capital Trust (on behalf of The Value Equity Portfolio)

	By:	/s/ Mark Hausmann